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                                                                    Exhibit 10.8

                         TAX DISAFFILIATION AGREEMENT


     THIS AGREEMENT dated as of this of this 23 day of October, 1995, by and between Kansas City Southern Industries, Inc., a Delaware corporation ("KCSI") and DST Systems, Inc., a Delaware corporation ("DST").

     WHEREAS, KCSI is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the members of the affiliated group, which include DST and its subsidiaries, have heretofore joined in filing consolidated federal income tax returns;

     WHEREAS, a sale of shares of DST in a public offering will reduce KCSI's ownership of DST to less than eighty percent, and DST and its subsidiaries will no longer be members of the KCSI affiliated group for federal income tax purposes;

     WHEREAS, KCSI and DST desire on behalf of themselves, their subsidiaries and their successors to set forth their rights and obligations with respect to taxes due for periods before and after the Date upon which DST and its subsidiaries are no longer members of the KCSI affiliated group, including obligations with respect to any adjustments to the consolidated federal income tax returns of KCSI through such date.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties agree as follows:
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               ARTICLE I.  PREPARATION AND FILING OF TAX RETURNS


     Section 1.1 Responsibility for Preparation of Consolidated and Combined Returns. KCSI shall timely file or cause to be filed all tax returns and reports which are filed on a consolidated or combined basis including DST and any of its subsidiaries (a) for all periods ending on or prior to the day on which DST ceases, by reason of the sale of shares of DST stock, to be a member of the affiliated group of which KCSI is the common parent (the "Sale Date"), and (b) that are required to be filed for the taxable year of the KCSI affiliated group that begins before and ends on or after the Sale Date. For purposes of this agreement, (i) "Subsidiary" shall mean any corporation as to which the ownership test of Section 1504(a)(2) of the Internal Revenue Code of 1986, as amended (or any predecessor provision) is now or was in the past met, but including any such corporation only for the period or periods as to which such ownership test was met; (ii) the "DST Group" shall mean DST and its Subsidiaries; and (iii) the "KCSI Group" shall mean KCSI and its Subsidiaries other than members of the DST Group. Notwithstanding the foregoing to the contrary, Wyandotte Garage Corporation shall be treated as a member of only the KCSI Group and First President Corporation shall be treated as a member of only the DST Group. DST shall provide, at DST's expense and to the extent permitted by law, consistent with DST's past tax accounting methods, information necessary for KCSI to complete the portion of the KCSI consolidated and combined returns relating to the DST Group for the period through the Sale Date (or such longer period as necessary for the ratable allocation election discussed below) and any periods thereafter which are included in a KCSI consolidated or combined return. Each return and supporting details shall provide the type of information on members of the DST Group as is consistent with past practice and shall be prepared in accordance with the Tax Allocation Agreement dated January 1, 1989 between KCSI and DST (the "DST Tax

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Allocation Agreement"). For purposes of each federal income tax return, DST and
KCSI shall make an irrevocable ratable allocation election under Treasury Regulation (S)1.1502 -76(b)(2)(ii) or any successor provision, and each shall take all action reasonably required of it to comply with the requirements of such election. DST shall submit all such information and supporting details to KCSI at least forty-five (45) days prior to the date on which the consolidated or combined returns are due, including extensions.

     Section 1.2 Payment of Taxes. With respect to periods covered by returns prepared in accordance with Section 1.1, DST shall make estimated tax payments in accordance with the DST Tax Allocation Agreement and also shall pay to KCSI any additional taxes of the DST Group which are due at the time of filing any request for an extension of the time to file a return. After the filing of such consolidated or combined returns, DST shall pay to KCSI the excess, if any, of the final tax liability of the DST Group over any estimated tax payments or other credits relating to the DST Group, and KCSI shall pay to DST the excess, if any, of any such estimated tax payments and other credits over the final tax liability of the DST Group. Such payments shall be made within 15 days after the filing of any federal consolidated return and, with respect to all consolidated or combined state returns covering the same tax period, within 15 days after the filing of the last such state return.

     Section 1.3 DST Tax Allocation Agreement. The DST Tax Allocation Agreement, including without limitation the provisions thereof relating to estimated tax payments, shall remain in effect solely for the purpose of returns prepared after the date of this Agreement in accordance with Section 1.1 and with respect to the periods covered by such returns. In the event of any conflict or inconsistency between the DST Tax Allocation Agreement and this

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agreement, this agreement shall govern. Except as otherwise specifically provided in this agreement, the DST Tax Allocation Agreement shall have no application to taxable periods ending after the Sale Date.

     Section 1.4 Other Returns. KCSI shall timely file or cause to be filed all other tax returns and reports required with respect to the KCSI Group, and DST shall timely file or cause to be filed all other tax returns and reports with respect to the DST Group.

                ARTICLE II.  INDEMNIFICATION OF TAX LIABILITIES


     Section 2.1 Indemnification by KCSI. KCSI shall indemnify and hold harmless DST and each member of the DST Group against liability for any and all Taxes attributable to the income, operations or assets of the KCSI Group, whether arising before or after the Sale Date. As used herein, "Taxes" means all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profit taxes, customs, duties or similar fees, assignments or charges of any kind whatsoever, together with any interest, penalties and other additions to tax imposed by any governmental authority, domestic or foreign.

     Section 2.2 Indemnification by DST. DST shall indemnify and hold harmless KCSI and each member of the KCSI Group against liability for any and all Taxes (other than Taxes arising from the triggering of any excess loss account relating to KCSI's ownership of DST

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stock) attributable to the income, operations or assets of the DST Group, whether arising before or after the Sale Date.

     Section 2.3 All indemnity payments made pursuant to Section 2.1 or 2.2 with respect to periods for which consolidated or combined returns were filed and which included members of both the KCSI Group and the DST Group shall be treated, to the fullest extent possible, as payments made directly to the taxing authority by a taxpayer having a direct obligation (whether joint or joint and several) to the taxing authority.

                     ARTICLE III.  REFUNDS AND CARRYBACKS

     Section 3.1 Tax Refunds. KCSI shall pay to DST any refund of any Tax and any interest on such refund which is received after the Sale Date by any member of the KCSI Group or credited after the Sale Date against any liability of any member of the KCSI Group and which is attributable to the income, operations or assets of any member of the DST Group. Such payment shall be made within ten days of receipt or the crediting of such refund. The crediting of a refund shall be deemed to occur at the time the liability would have been paid absent the refund.

     Section 3.2 Carrybacks. If any member of the DST Group generates a deduction, loss or credit for any Tax period ending after the Sale Date that can be carried back to any prior consolidated or combined Tax year which includes members of both the KCSI Group and the DST Group, KCSI shall, at the written request of DST and at DST's expense, prepare and file an amended return for such prior year reflecting such carryback. KCSI shall pay to DST an amount

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equal to any Tax refund and interest received with respect to such carryback in accordance with Section 3.1.

     Section 3.3 AMT Credits. The parties acknowledge that DST has not paid any Alternative Minimum Tax ("AMT") for federal income tax purposes, even though AMT has been incurred by the KCSI affiliated group. However, applicable regulations may require that a portion of the group's AMT credit carryforward be allocated to DST. If a portion of such carryforward is allocated to DST under Treasury Regulation (S)1.1501-55(h) (6) for years prior to 1995 and reduces DST's tax liability, DST shall pay KCSI an amount equal to such portion by October 31, 1995. If any AMT credit carryforward becomes available with respect to the KCSI affiliated group's 1995 tax year and any portion thereof is allocated to DST under the aforesaid regulation and reduces DST's tax liability, DST shall pay KCSI an amount equal to such portion by October 31, 1996.

                            ARTICLE IV. TAX AUDITS

     Section 4.1 General. Except as provided in Section 4.2, KCSI shall have sole responsibility for all audits and other proceedings with respect to Taxes or Tax returns or reports of the KCSI Group and DST shall have sole responsibility for all audits and other proceedings with respect to Taxes or Tax returns or reports of the DST Group.

     Section 4.2 Indemnified Claims. KCSI or DST shall promptly notify the other in writing of any proposed adjustment to a Tax return, report, or obligation that may result in liability of the other party (the "Indemnitor") under this Agreement. The Indemnitor shall have

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the right to control and contest the proposed adjustment and to employ counsel, experts and consultants of its choice at its expense; provided, however, that if the proposed adjustment involves a consolidated or combined return for which the indemnified party is responsible and proceedings involving the proposed adjustment cannot be separated from other proposed adjustments or proceedings, the Indemnitor shall not settle the proposed adjustment without the written consent of the indemnified party, which consent shall not be unreasonably withheld. Upon request, the Indemnitor shall provide the indemnified party with information about the nature and amounts of the proposed adjustment and the status of the proceeding.

                           ARTICLE V. STOCK OPTIONS

     The parties acknowledge that certain options to purchase KCSI common stock granted to employees of the DST Group under KCSI stock options plans will remain outstanding after the Sale Date and that DST rather than KCSI will be entitled to federal and state income tax deductions associated with the exercise of such options. To partially compensate KCSI for the value of the stock issued upon exercise of such options, DST shall pay KCSI as purchase price for such stock forty percent of the difference between (i) the fair market value of the KCSI common stock on the date of exercise of the option, and (ii) the option price received by KCSI from the optionee. The preceding sentence shall not apply to options granted to employees of Vantage Computer Systems, Inc. The fair market value of the KCSI common stock shall be determined in accordance with the terms of KCSI's stock option plans. Such payments shall be made by DST to KCSI by the tenth day of each calendar month with respect to options exercised during the preceding month.

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                            ARTICLE VI. COOPERATION

     KCSI and DST shall cooperate with each other as necessary in the filing of Tax reports and returns and the conduct of audits and other proceedings and each shall execute and deliver such powers of attorney and other documents and make available such information and documents as are necessary to carry out the intent of this Agreement. DST shall have the right to review returns filed pursuant to Section 1.1 and any amended KCSI returns for periods prior to the Sale Date which may affect the liability of DST under this Agreement, and may control the presentation in such returns of any matters which affect DST's liability. Each party agrees to notify the other party of any audit adjustment which does not result in Tax liability but can be reasonably expected to affect Tax reports or returns of the other party or any of its subsidiaries. KCSI and DST shall retain adequate records, documents, accounting data and other information necessary for the preparation and filing of all Tax returns and reports required to be filed by any member of the KCSI Group or the DST Group and for any audits and litigation relating to such returns and reports or to any Taxes payable by any member of the KCSI Group or the DST Group for periods prior to the Sale Date and to give the other party reasonable access to such records, documents, accounting data and other information and to its personnel and premises, for the purpose of the review or audit of such reports or returns and obtaining copies thereof to the extent relevant to an obligation or liability of a party under this Agreement. KCSI shall provide to DST, upon reasonable request, all tax accounting information in KCSI's possession or control relating to DST's operations and assets (for whatever purpose deemed necessary by DST), including, without limitation, earnings and profits studies and calculations, asset depreciation and amortization schedules and other such information. Tax returns and reports and support files and work papers for periods ending on or prior to the Sale Date shall remain in the possession of

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KCSI, subject to the provisions of the two preceding sentences. The obligations set forth in the preceding sentence shall continue until the final conclusion of any litigation to which the records and information relate or until expiration of all applicable statutes of limitations, whichever is longer.


                     ARTICLE VII. MISCELLANEOUS PROVISIONS

     Section 7.1 Notices. Any notice required or permitted to be given pursuant to this Agreement shall be in writing and shall be delivered personally, by courier service providing a delivery receipt or by registered or certified U.S. mail, postage prepaid, to the other party at the address set forth below or at such other address as the party may designate by written notice to the other party:


If to KCSI:

     Kansas City Southern Industries, Inc.
     114 West 11th Street
     Kansas City, Missouri 64105
     Attn:  President


If to DST:

     DST Systems, Inc.
     1055 Broadway
     Kansas City, Missouri 64105
     Attn:  President

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     Section 7.2    Governing Law.   This agreement shall be governed by and
construed in accordance with the laws of the State of Missouri, without regard to its principles of conflicts of laws.

     Section 7.3 Complete Agreement. Except for the DST Tax Allocation Agreement, this agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior negotiations, agreements and understandings between the parties with respect to the subject matter hereof.

     Section 7.4 Successors and Assignment. This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. KCSI and DST hereby guarantee the performance of actions, agreements and obligations contained in this Agreement of each member of the KCSI Group and the DST Group, respectively. Neither KCSI nor DST shall assign any of their rights or delegate any of their duties under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

KANSAS CITY SOUTHERN INDUSTRIES, INC.

By  /s/ L. H. Rowland
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DST Systems, Inc.

By  /s/ Robert C. Canfield
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